EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2025, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years

PUBLIC DEBT

The public sector indebtedness of Queensland comprises a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	2023-24	2024-25
	(A$ millions)
Advances – Commonwealth and State Housing	198	182
Advances – Other	20	22

Total	218	203

Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2021	2022	2023	2024	2025
	(A$ millions)
Bodies within the Public Accounts
Queensland Treasury	48,869	43,507	39,904	44,615	60,312
Other	247	225	221	230	300

Government Owned Corporations
CS Energy Ltd	635	873	1,117	1,273	1,454
CleanCo Queensland Limited	—	643	564	682	717
Energy Queensland Limited	19,999	17,920	18,599	19,567	21,921
Port Authorities & Facilities (various)	1,155	984	970	1,018	1,089
Powerlink	5,564	4,868	4,787	5,244	6,047
Queensland Hydro	—	—	54	—	324
Stanwell Corporation Limited	943	1,488	1,509	842	1,139
Sunwater	313	348	343	343	357

Local Governments
Brisbane City Council	2,381	2,402	2,407	2,859	3,112
Cairns Regional Council	179	171	144	120	97
Fraser Coast Regional Council	67	48	34	40	35
Gladstone Regional Council	108	85	76	70	66
Gold Coast City Council	704	659	560	480	781
Ipswich City Council	411	359	356	376	381
Logan City Council	258	283	302	438	592
Mackay Regional Council	139	70	54	39	29
Moreton Bay Regional Council	400	315	265	223	185
Redland City Council	46	44	46	62	87
Rockhampton Regional Council	151	147	115	118	112
Sunshine Coast Regional Council	680	416	369	374	385
Toowoomba Regional Council	207	175	191	204	191
Townsville City Council	440	418	408	358	422
Other	692	600	540	541	502

Statutory Bodies
Grammar schools	140	113	101	90	107
Queensland Rail Limited	4,094	3,821	4,212	4,752	5,729
Queensland Urban Utilities	2,540	2,383	2,510	2,679	2,948
Seqwater	11,349	9,437	8,868	8,430	8,533
Unitywater	431	379	411	658	918
Universities	507	507	449	400	519
Water Boards	255	238	347	499	514
Other	333	340	290	327	318

Other Bodies
DBCT Holdings Pty Ltd	103	101	100	98	96
Other	271	215	184	213	312

Total Funds On-lent	104,611	94,582	91,407	98,262	120,631

Undistributed borrowings	18,145	24,765	27,127	29,782	29,336

Total Guaranteed Debt	122,756	119,347	118,534	128,044	149,967

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2025 at A$149.967 billion, which includes A$5.247 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2025.

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The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2025

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
4.75%	21 July 2025	7,464,750,000	7,626,150,932
3.25%	21 July 2026	8,490,296,000	8,605,784,370
2.75%	20 August 2027	8,788,200,000	8,764,618,632
3.25%	21 July 2028	8,464,872,000	8,526,366,528
2.50%	6 March 2029	1,718,849,000	1,666,803,005
3.25%	21 August 2029	9,198,709,000	9,146,919,983
2.75%	20 August 2030	438,951,496	458,453,483
3.50%	21 August 2030	10,947,651,000	10,878,105,488
1.25%	10 March 2031	1,752,000,000	1,510,447,116
1.75%	21 August 2031	10,503,178,000	9,205,021,671
1.50%	2 March 2032	3,166,000,000	2,671,548,308
1.50%	20 August 2032	9,478,793,000	7,851,834,592
4.50%	9 March 2033	3,500,000,000	3,554,069,521
6.50%	14 March 2033	644,223,000	742,209,548
2.00%	22 August 2033	9,282,820,000	7,710,813,314
1.75%	20 July 2034	10,914,000,000	8,564,761,847
4.50%	22 August 2035	10,100,909,000	9,923,635,335
2.25%	16 April 2040	1,482,265,000	1,017,189,701
2.25%	20 November 2041	2,180,655,000	1,432,987,003
4.20%	20 February 2047	1,024,000,000	857,148,794
2.25%	28 October 2050	411,000,000	223,246,682
5.25%	21 July 2036	6,088,504,000	6,333,310,312
4.75%	2 February 2034	2,950,000,000	3,028,078,723
5.00%	21 July 2037	4,499,900,000	4,521,657,774

Treasury Notes
Various	July 2025	280,000,000	279,540,324
Various	August 2025	430,000,000	427,889,787
Various	September 2025	465,000,000	461,832,242
Various	October 2025	1,425,000,000	1,410,653,089
Various	November 2025	120,000,000	118,368,373
Various	December 2025	1,200,000,000	1,179,542,793

Floating Rate Notes
3.72%	3 March 2026	3,000,000,000	3,008,769,841
3.81%	15 April 2027	3,500,000,000	3,523,834,198
3.73%	25 February 2028	3,000,000,000	2,994,564,756
3.99%	19 September 2028	1,750,000,000	1,753,068,175
4.20%	10 May 2029	2,000,000,000	2,015,950,926
4.18%	6 May 2030	2,450,000,000	2,454,767,276

Other loans
Various	2025	114,592,500	113,944,123
Various	2026	105,932,211	106,213,204
Various	2027	27,537,000	28,028,058
Various	2028	15,568,000	15,985,623
Various	2029	6,000,000	6,176,171
Total		153,380,155,207	144,720,291,621

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Outstanding Offshore Indebtedness

Euro Medium-Term Notes

as at June 30, 2025

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2011	1.73%	September 2039	CHF	210,724,639	232,047,110
2014	2.65%	April 2039	JPY	159,277,240	169,179,640
2016	1.64%	November 2046	EUR	719,760,691	522,422,680
2020	0.69%	June 2050	EUR	98,720,294	48,908,518
2025	3.25%	May 2035	EUR	2,243,643,050	2,274,162,551

Total				3,432,125,914	3,246,720,499

Commercial Paper

as at June 30, 2025

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2025	4.31%	December 25	USD	152,802,417	150,111,871
2025	4.32%	August 25	USD	152,802,417	152,162,548
2025	4.30%	July 25	USD	114,601,813	114,277,417
2025	4.26%	August 25	USD	115,365,825	114,870,285
2025	4.26%	September 25	USD	152,802,417	151,403,966
2025	4.26%	September 25	USD	152,802,417	151,345,193
2025	4.31%	December 25	USD	152,802,417	150,128,628
2025	4.38%	December 25	USD	305,604,834	299,989,322
2025	4.47%	December 25	USD	267,404,230	262,402,839
2025	4.42%	December 25	USD	76,401,208	75,055,935
2025	4.44%	August 25	USD	229,203,625	228,243,822
2025	4.43%	December 25	USD	152,802,417	150,061,617

Total				2,025,396,037	2,000,053,443

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